Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

  An annual meeting of shareholders of Voya Prime Rate Trust was held July 1, 2015 to: 1) elect 12 nominees to the Board of Trustees of Voya Prime Rate Trust.
	Proposal	Shares Voted For	Shares Voted Against or Withheld	Shares Abstained	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	1	120,272,594.974	3,460,283.212	0.000	0.000	123,732,878.186
John V. Boyer	1	120,307,137.390	3,425,740.796	0.000	0.000	123,732,878.186
Patricia W. Chadwick	1	120,287,522.294	3,445,355.892	0.000	0.000	123,732,878.186
Albert E. DePrince, Jr.	1	120,220,218.564	3,512,659.622	0.000	0.000	123,732,878.186
Peter S. Drotch	1	120,266,021.174	3,466,857.012	0.000	0.000	123,732,878.186
Russell H. Jones	1	120,232,913.174	3,499,965.012	0.000	0.000	123,732,878.186
Patrick W. Kenny	1	120,280,824.564	3,452,053.622	0.000	0.000	123,732,878.186
Shaun P. Mathews	1	120,357,810.390	3,375,067.796	0.000	0.000	123,732,878.186
Joseph E. Obermeyer	1	120,332,331.390	3,400,546.796	0.000	0.000	123,732,878.186
Sheryl K. Pressler	1	120,350,263.294	3,382,614.892	0.000	0.000	123,732,878.186
Roger B. Vincent	1	120,177,949.980	3,554,928.206	0.000	0.000	123,732,878.186

Proposal passed.